EXHIBIT 23.2

CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.

As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about September 26, 2003, of information from our reserves report dated February 21, 2003 entitled, “Evaluation of Oil and Gas Reserves to the Interests of Chesapeake Energy Corporation in Certain Major-Value Properties in the United States, Effective December 31, 2002, for Disclosure to the Securities and Exchange Commission, Williamson Project 2.8923”.

/s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.

     WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

September 26, 2003